Exhibit 10.6

Software License Agreement

Customer Name (hereinafter referred to as “Party A”) and PicoCELA Inc. (hereinafter referred to as “Party B”) hereby enter into the following agreement (hereinafter referred to as “this Agreement”) regarding Party B’s licensing of the software (defined below) to Party A.

Article 1	(Definitions)

The terms used in this Agreement shall have the following meanings:

(1)	“PBE” refers to the PicoCELA Backhaul Engine developed by Party B.
(2)	“Software” refers to the software owned by Party B regarding PBE, any modifications made by Party B to such software, and related documentation. The details of the Software are listed in Appendix 1.
(3)	“Product” refers to the products of Party A in which PBE is implemented using the Software under this Agreement. The details of the products are listed in Appendix 2.
(4)	“Kyushu University” refers to National University Corporation Kyushu University.

Article 2	(Grant of License)

1	Party B grants Party A an irrevocable, non-terminable, non-transferable, non-exclusive, non-sublicensable, and perpetual license to manufacture and sell the Product incorporating PBE and the Software in Japan and overseas during the term of this Agreement.
2	Party B grants Party A a sublicense for the patent rights owned by Kyushu University related to PBE and the Software.

Article 3	(Provision of Software and Related Materials)

1	Party B shall provide the Software to Party A according to the schedule mutually agreed upon by both parties. The method of acceptance inspection shall be determined through mutual consultation.
2	Party A may request technical support related to the Software during the term of this Agreement, and Party B shall consider the request and, upon mutual agreement on the content, compensation, schedule, and other conditions, provide such support.
3	For technical support related to technologies other than the Software, a separate agreement shall be concluded between Party A and Party B.

Article 4	(Compensation and Payment Method)

1	Party A shall pay Party B the compensation specified in Appendix 3 as a lump sum for the license granted under this Agreement. There will be no running royalties. The amount and payment method are detailed in Appendix 3.
2	Party A shall not request a refund of any compensation paid to Party B for any reason.

Article 5	(Handling of Third-Party Software)

1	Party B shall notify Party A in advance of the module names, license names, and usage conditions of any third-party software, including open-source software, contained in PBE and the Software.
2	Party B guarantees that the implementation of PBE and the Software in the Product will not create any obligations (including source code disclosure obligations) for Party A or grant any rights to third parties over Party A’s intellectual property or proprietary rights related to the Product.
3	If Party B violates the above provisions, Party B shall promptly rectify PBE and the Software at its own expense and responsibility.

Article 6	(Ownership of Intellectual Property Rights)

1	The intellectual property rights, including copyrights and patent rights, related to PBE and the Software belong to Party B, or partially to Kyushu University for certain patents.
2	Party A shall not perform reverse engineering on the Software unless otherwise required by the license terms of any open-source software included in the Software. If Party A proposes specifications or requests modifications related to PBE and the Software, and Party B agrees to perform such modifications, the intellectual property rights related to such modifications shall belong to Party B.

Article 7	(Infringement of Intellectual Property Rights)

1	Party B guarantees that PBE and the Software do not infringe on any third party’s industrial property rights, including patents, utility model rights, design rights, trademark rights, etc., as well as copyrights and rights to the use of circuit layouts (including those under application or examination, and those not subject to a registration system) both within Japan and abroad. If there is a risk of such infringement, Party B will report it to Party A, and both parties will sincerely discuss how to address the issue. In the event of a dispute or the threat of a dispute with a third party, Party B will immediately notify Party A and resolve the issue at Party B’s own responsibility and expense, ensuring that Party A incurs no damage (including legal fees).

2	If either Party A or Party B discovers that PBE and the Software are being infringed upon or are at risk of infringement, they shall immediately notify the other party in writing. In such a case, both parties shall provide the other with the materials that form the basis of the infringement or potential infringement.
3	If a dispute or the threat of a dispute (hereinafter referred to as “Dispute”) arises due to PBE and the Software infringing on a third party’s industrial property rights, copyrights, or rights to the use of circuit layouts (including those under application or examination, and those not subject to a registration system) both within Japan and abroad, and Party A, Party A’s affiliated companies, their distributors, or Party A’s customers, etc., are subject to litigation or warnings, Party A shall promptly notify Party B in writing.
4	In the event of the preceding paragraph, Party B shall resolve the Dispute at its own responsibility and expense, provided that Party A cooperates to the extent possible by providing information regarding the Dispute. However, this does not apply if the Dispute falls under any of the following conditions:

4.1	If the Dispute is caused by Party A’s use of the Software in violation of this contract.
4.2	If it is confirmed between Party A and Party B that the Dispute is attributable to reasons for which Party A is responsible other than the above.

Article 8	(Non-conformity of Contract)

If any defect (Non-conformity of Contract) in the Software is discovered within one year from the date of provision, Party A shall notify Party B in writing, and Party B shall rectify the defect at its expense and responsibility. If rectification is impossible or extremely difficult, Party B shall reduce the compensation corresponding to the defect after mutual consultation with Party A.

Article 9	(Prohibition of Commissioning Similar Development)

For a period of 10 years from the date of this contract, Party B shall not, without prior written consent from Party A, accept any commission from third parties specified in Appendix 4 to develop programs identical or similar to the Software. Furthermore, for the same period of 10 years from the date of this contract, Party B shall not, without prior written consent from Party A, grant licenses to the third parties specified in Appendix 4 for programs identical or similar to the Software (including licenses granted in connection with the provision of hardware that incorporates programs identical or similar to the Software).

Article 10	(Prohibition of Assignment of Rights and Obligations)

Neither Party A nor Party B shall, without the prior written consent of the other party, assign, transfer, or provide as collateral all or any part of the rights and obligations arising under this contract to any third party.

Article 11	(Confidentiality Obligations)

1	Neither Party A nor Party B shall disclose or leak any technical, business, or other information (hereinafter referred to as “Confidential Information”) related to this contract that they have obtained, to any third party (including each party’s parent company, subsidiaries, and affiliates) without the prior written consent of the other party.
2	Notwithstanding the provisions of the preceding paragraph, the following information shall not be treated as Confidential Information:

2.1	Information already in possession at the time of disclosure.
2.2	Information that is public knowledge at the time of disclosure or becomes public knowledge after disclosure without violating this contract.
2.3	Information independently developed without reference to the disclosed information.
2.4	Information lawfully obtained from a third party without confidentiality obligations.

3	Notwithstanding the provisions of paragraph 1 of this Article, if Party A or Party B is required to disclose the other party’s Confidential Information by law, regulation, court decision/order, or administrative order/guidance, they may disclose the necessary and minimum information to the relevant court or administrative authority after obtaining the prior written consent of the other party. However, if it is difficult to obtain prior written consent from the other party, each party shall promptly notify the other party.

4	Party A and Party B shall not use the Confidential Information disclosed by the other party for any purpose other than performing this contract, nor shall they reproduce or modify the Confidential Information for any purpose other than performing this contract without the prior written consent of the other party.
5	Party A and Party B shall strictly manage the Confidential Information with the care of a good manager and ensure that those engaged in work related to this contract comply with the confidentiality obligations of this Article. Party A and Party B shall disclose the Confidential Information disclosed by the other party only to their officers and employees who need to know it for the performance of this contract. In this case, Party A and Party B shall ensure that such officers and employees comply with the same confidentiality obligations imposed on themselves under this Article and shall be responsible to the other party for any breach of such obligations by their officers and employees.
6	The confidentiality obligations of this Article shall remain in effect even after the termination of this contract.
7	Notwithstanding the provisions of this Article, Party A agrees that Party B may notify Kyushu University of the date of conclusion of this contract and the name of Party A as the sublicensed party in relation to granting the sublicense to the patent rights owned by Kyushu University related to PBE and the Software. Party B shall ensure that Kyushu University treats the contents of such notification as Confidential Information as defined in Article 10 (Confidentiality) of the Patent License Agreement concluded between Kyushu University and Party B on April 1, 2014.
8	8. Party A and Party B shall not disclose or leak to any third party the fact of transactions and potential transactions related to PBE and the Software with the other party and their contents without the prior written consent of the other party. The following acts, which suggest the transactions between Party A and Party B, shall also be prohibited:

8.1	Describing the transactions or other matters related to the other party in company brochures or on the website.
8.2	Announcing the transactions or other matters related to the other party in newspapers, magazines, or other media.
8.3	Publicly disclosing the transaction record with Party A to credit investigation agencies.

Article 12	(Prohibition on Use of Kyushu University’s Trademarks)

Party A shall not use Kyushu University’s trademarks (including names, trademarks, marks, designs, or any representations that directly or indirectly suggest Kyushu University) on the Product or in promotional or advertising activities indicating that the Product is manufactured under a license from Kyushu University.

Article 13	(Term of Validity)

1	The term of this contract shall be 10 years from the date of its conclusion. However, unless either Party A or Party B expresses a different intention in writing at least three months before the expiration of the term, this contract shall be extended for an additional year, and the same shall apply thereafter.
2	Even if this contract is terminated or expires, Article 6 (Ownership of Intellectual Property Rights), Article 7 (Infringement of Intellectual Property Rights), Article 8 (Non-conformity of Contract), Article 9 (Disclaimer and Indemnity), Article 10 (Prohibition of Assignment of Rights and Obligations), Article 11 (Confidentiality Obligations), Article 15 (Obligations Upon Termination of Contract), Article 16, Paragraph 3 (Termination of Contract), Article 17 (Compensation for Damages), and Articles 19 through 21 (Governing Law, Jurisdiction, Matters for Consultation), as well as any provisions that should naturally survive due to their nature, shall remain in effect.
3	Upon termination or expiration of this contract, Party A shall return all materials provided by Party B under Article 3, Paragraph 1 to Party B.

Article 14	(Maintenance of the Agreement)

Party B shall make every effort to ensure that any mergers, company splits, business transfers, or other corporate reorganizations do not affect Party A’s status as a licensee under this Agreement.

Article 15	(Obligations Upon Termination of Contract)

Regardless of the reason for termination, upon termination of this Agreement, Party A shall immediately cease manufacturing and selling the Product. However, if this Agreement is terminated due to expiration, Party A may continue to sell the Product manufactured during the term of this Agreement.

Article 16	(Termination of Contract)

1	Party A and Party B may immediately terminate all or part of this contract without any notice if the other party falls under any of the following circumstances:

1.1.	If the other party breaches any provision of this contract and fails to correct such breach within a reasonable period after being notified by the other party specifying such period.
1.2.	If the other party, without a legitimate reason, is not expected to fulfill its obligations under this contract within the specified period.
1.3.	If it becomes difficult to perform the obligations under this contract due to natural disasters or other force majeure events.
1.4.	If the other party suspends or becomes unable to make payments, or if a promissory note or check issued by the other party is dishonored.
1.5.	If the other party is subject to seizure, provisional seizure, provisional disposition, or auction, if there is a disposition for delinquent taxes, if there is a petition for bankruptcy, civil rehabilitation proceedings, or corporate reorganization proceedings, or if there is a similar threat.
1.6.	If the other party receives a business cancellation or suspension order from the supervisory authority.
1.7.	If the other party causes significant harm or damage to the other party.
1.8.	If there are other reasonable grounds to consider that the continuation of this contract is not feasible.

2	Party A and Party B shall promptly notify the other party in the event of significant changes or potential changes in their financial condition, such as falling under the circumstances specified in Paragraph 1, Items 4 to 6.
3	If Party A or Party B suffers damage due to the other party falling under any of the items in Paragraph 1 (excluding Item 3), they may claim compensation for such damage from the other party. The amount of compensation shall be determined through sincere consultation between Party A and Party B.

Article 17	(Compensation for Damages)

Party A and Party B shall compensate for damages caused to the other party due to intentional or negligent acts. Except for cases of intentional or negligent acts, Party B’s compensation to Party A shall be determined through mutual consultation in good faith.

Article 18	(Exclusion of Anti-Social Forces)

1	Party A and Party B represent and warrant that neither they nor persons substantially involved in their management are anti-social forces (including organized crime groups, members of organized crime groups, associate members of organized crime groups, companies affiliated with organized crime groups, corporate racketeers, political racketeers, pseudo-social activists, and special intelligence violence groups) and do not have close relationships with anti-social forces.
2	Party A and Party B assure that they will not engage in violent demands or unreasonable demands exceeding legal responsibilities.
3	If Party A or Party B violates the preceding paragraphs, the other party may immediately terminate this Agreement and claim compensation for damages caused by the termination. In such cases, the party terminating the Agreement shall not be liable for any damages suffered by the other party due to the termination.

Article 19	(Governing Law)

1	This Agreement shall be governed by and interpreted in accordance with Japanese law.
2	This Agreement is written in Japanese, and any translations into other languages shall not be considered in the interpretation of this Agreement.

Article 20	(Exclusive Jurisdiction)

The Tokyo District Court shall have exclusive jurisdiction as the court of first instance for all disputes related to this Agreement.

Article 21	(Matters for Consultation)

If any matters are not covered by this Agreement or if there are any doubts about the interpretation of any provisions, Party A and Party B shall resolve the issue through mutual consultation in good faith based on the Civil Code, the Act on Land and Building Leases, other related laws and regulations, and real estate transaction practices.

This Agreement is executed in duplicate, with each party retaining one copy after signing and sealing.

March 18, 2022

Party A

Address:

Company:

Representative:

Party B

Address: SANOS Nihonbashi 4th Floor, 2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo

Company: PicoCELA Inc.

Representative: Hiroshi Furukawa, President and CEO (Company chop)